Exhibit 99.1

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com

Addus HomeCare Reports First Quarter 2014 Results

First Quarter Financial Highlights

•	Strong revenue growth despite challenging weather conditions
•	Total net service revenues of $71.7 million for a 13.8 percent increase compared to prior year quarter
•	Net income of $2.4 million, or $0.21 per diluted share.

Palatine, IL, May 1, 2014—Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home and community based services which are primarily social in nature and are provided in the home, focused on the dual eligible population, announced today its financial results for the first quarter ended March 31, 2014.

First Quarter Review

Total net service revenues from continuing operations for the first quarter of 2014 were $71.7 million, a 13.8 percent increase compared to $63.0 million in the prior year quarter. Same store sales accounted for 5.6 percent of the increase with 8.2 percent generated by recently completed acquisitions. Net income from continuing operations was $2.4 million, or $0.21 per diluted share, compared to $0.25 per diluted share in 2013, with $0.04 of the decrease attributable to an increase in income tax expense.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated: “We are pleased with our performance for the quarter. Despite a very challenging winter across most of our service area, our direct care staff still managed to provide essential services to our at-risk population. We realized some revenue loss attributable to weather, but still achieved same store revenue growth of 5.6 percent, reflecting strong service delivery levels and continuing census growth which we attribute to the sales programs we initiated last year.”

Mr. Heaney also commented that: “During the quarter we made further progress, developing relationships and implementing technology, in preparation for the transformation to managed care. Our pilot programs with Aetna and Centene are progressing well. While some states are delaying implementation dates for dual pilot programs, we are confident of their eventual transition to managed care providers as planned. We continue to invest in technology and infrastructure, preparing our company to meet the higher standards expected by managed care.”

Same store revenues grew by 5.6 percent based in large part to an 8.0 percent increase in average same store census while acquired census added an additional 6.3 percent for total census growth of 14.3 percent when compared to the prior year quarter. Billable hours per business day increased 16.0 percent, offset by a slight decline in average revenues per billable hour.

Net income from continuing operations before taxes increased despite lost service days / hours due to inclement weather in many of our markets. Net income was also reduced by increased investment spending on information technology and a new care system, as well as higher costs related to the Company’s Sarbanes-Oxley Act Section 404 compliance program.

The Company ended the quarter with nearly $17 million in cash and $43 million available under its revolving line of credit, with $4.2 million of free cash flow generated from operations in the quarter, before considering working capital needs and investments in the new Support Center.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, M&A expense and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance, to provide investors with insight and consistency in the Company’s financial reporting and to present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2014 first quarter results on Thursday, May 1, 2014. Management will conduct a conference call to discuss its results at 5:00 p.m. Eastern time on May 1, 2014. The toll-free dial-in number is (866) 318-8616, international dial-in number is (617) 399-5135, with the passcode: 44259078. A telephonic replay of the conference call will be available through midnight on May 8, 2014, by dialing (888) 286-8010, international dial-in number is (617) 801-6888 and entering the passcode: 72027801.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a comprehensive provider of home and community based services which are primarily social in nature and are provided in the home, focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the anticipated transition to managed care providers, expected benefits and costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2014, which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. (Unaudited tables and notes follow).

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ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

Income Statement Information:

	For the Three Months Ended March 31,
	Same Store	Acquisitions	Total
	2014			2013
Net service revenues	$66,516	$5,167	$71,683	$62,998
Cost of service revenues	49,512	3,503	53,015	47,200

Gross profit	17,004	1,664	18,668	15,798
	25.6%	32.2%	26.0%	25.1%
General and administrative expenses	13,318	1,085	14,403	11,510
Depreciation and amortization	485	10	495	546

Total operating expenses	13,803	1,095	14,898	12,056

Operating income from continuing operations	3,201	569	3,770	3,742
Total interest expense, net	154	—	154	208

Income from continuing operations before taxes	3,047	569	3,616	3,534
Income tax expense	1,064	198	1,262	847

Net income from continuing operations	1,983	371	2,354	2,687

Discontinued operations:
(Loss) from home health business, net of tax	—	—	—	(537)
Gain on sale of home health business, net of tax	—	—	—	11,111

Earnings from discontinued operations	—	—	—	10,574

Net income	$1,983	$371	$2,354	$13,261

Net income per share:
Basic
Continuing operations	$0.19	$0.03	$0.22	$0.25
Discontinued operations	—	—	—	0.98

Basic income per share	$0.19	$0.03	$0.22	$1.23

Diluted
Continuing operations	$0.18	$0.03	$0.21	$0.25
Discontinued operations	—	—	—	0.98

Diluted income per share	$0.18	$0.03	$0.21	$1.23

Weighted average number of common shares outstanding:
Basic	10,850	10,850	10,850	10,778

Diluted	11,110	11,110	11,110	10,845

Cash Flow Information:

	For the Three Months Ended March 31,
	2014	2013
Net cash provided by operating activities	$2,670	$13,025
Net cash (used in) provided by investing activities	(1,484)	19,480
Net cash provided by (used in) financing activities	214	(16,458)

Net change in cash	1,400	16,047
Cash at the beginning of the period	15,565	1,737

Cash at the end of the period	$16,965	$17,784

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	March 31, 2014	March 31, 2013
	(Unaudited)
Assets
Current assets
Cash	$16,965	$17,784
Accounts receivable, net	59,042	60,640
Prepaid expenses and other current assets	4,795	5,515
Deferred tax assets	8,326	7,258

Total current assets	89,128	91,197

Property and equipment, net	3,897	2,476

Other assets
Goodwill	59,986	50,496
Intangible assets, net	8,538	6,030
Investment in joint venture	900	900
Other assets	93	251

Total other assets	69,517	57,677

Total assets	$162,542	$151,350

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,715	$4,818
Accrued expenses	38,834	35,635
Deferred revenue	5	17

Total current liabilities	42,554	40,470

Deferred tax liability	3,441	3,097
Total stockholders’ equity	116,547	107,783

Total liabilities and stockholders’ equity	$162,542	$151,350

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended March 31,
	2014	2013
General:
Adjusted EBITDA (in thousands) (1)	$4,453	$4,393
States served at period end	23	19
Locations at period end	128	96
Employees at period end	16,648	14,215
Home & Community
Average billable census - same store	27,872	25,817
Average billable census - acquisitions	1,625	—
Average billable census total	29,497	25,817
Billable hours (in thousands)	4,236	3,714
Average billable hours per census per month	47.9	48.0
Billable hours per business day	67,243	58,031
Revenues per billable hour	$16.92	$16.96
Percentage of Revenues by Payor:
State, local and other govermental programs	95%	95%
Commercial	1	1
Private duty	4%	4%

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, M&A expenses and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended March 31,
	2014	2013
Reconciliation of Adjusted EBITDA to Net Income:
Net income	$2,354	$13,261
Less: (Earnings) from discontinued operations, net of tax	—	(10,574)

Net income from continuing operations	2,354	2,687
Interest expense, net	154	208
Income tax expense from continuing operations	1,262	847
Depreciation and amortization	495	546
M&A expenses	65	—
Stock-based compensation expense	123	105

Adjusted EBITDA	$4,453	$4,393

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, M&A expenses and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.